Exhibit 10.1
Employment Agreement
          This Employment Agreement (the “Agreement”) is entered into by and between Scott C. Stromatt, M.D. (the “Executive”) and Trubion Pharmaceuticals, Inc., a Delaware corporation (the “Company”) as of March 10, 2009 (the “Effective Date”).
          1. Duties and Scope of Employment. For the term of this Agreement (“Employment”), the Company agrees to employ the Executive in the position of Senior Vice President and Chief Medical Officer. The Executive shall report directly to the Company’s Chief Executive Officer. The Executive shall have such duties, authority and responsibilities that are commensurate with his being a senior executive officer of the Company. During his Employment, the Executive shall devote substantially his full business efforts and time to the Company and, so long as such activities do not interfere with the performance of his responsibilities to the Company under this Agreement, the Executive may engage in civic and charitable activities and serve on the boards of directors (or managers or trustees) of civic or charitable organizations and, subject to the consent of the Board, may serve on the board of directors of corporations or other businesses. The Executive’s primary work place shall be at the Company’s corporate headquarters in Seattle, Washington.
          2. Cash and Incentive ompensation.
               (a) Salary. The Company shall pay the Executive as compensation for his services a base salary at a gross annual rate of not less than $315,000.00. Such salary shall be payable in accordance with the Company’s standard payroll procedures. The annual compensation specified in this Section 2(a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as “Base Compensation.”
               (b) Incentive Bonuses. The Executive shall be eligible to receive an annual fiscal year incentive bonus that the Board or Compensation Committee of the Board (the “Committee”) shall determine and award in its discretion. Such incentive bonus shall be awarded based upon the achievement of specific milestones that will be determined by the Board and/or the Committee and confirmed to the Executive no later than ninety (90) days after the start of each fiscal year. Payment for each year’s bonus actually earned shall be made to the Executive no later than the fifteenth day of the third month after the later of the end of the calendar year or the Company’s taxable year in which the bonus payment is no longer subject to a substantial risk of forfeiture for purposes of Section 409A of the Internal Revenue Code, as amended (“Section 409A”).
               (c) Equity Terms. During the Executive’s Employment, at the discretion of the Committee, the Executive shall be entitled to participate in the Company’s equity compensation plans, as in effect from time to time, and the Executive shall be eligible to receive grants of Company equity (“Compensatory Equity”), as determined by Committee, in its discretion from time to time.

               (d) Employee Benefits. During the Executive’s Employment, the Executive will be entitled to participate in the employee benefit plans of general applicability to other employees of the Company, as in effect from time to time, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, director and officer liability insurance and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
               (e) Service Definition. For purposes of Section 3(b) of this Agreement, “Service” shall mean service by the Executive as an employee, director and/or consultant of the Company (or any subsidiary or parent or affiliated entity of the Company).
          3. Vacation and Indemnification.
               (a) Vacation. The Executive will be eligible for paid vacation in accordance with the Company’s vacation policy. Under the Company’s current vacation policy, the Executive is eligible for three (3) weeks per year of paid vacation and would become eligible for four (4) weeks per year of paid vacation commencing on the third anniversary of the Executive’s employment with the Company.
               (b) Indemnification. The Company shall indemnify the Executive to the maximum extent permitted by applicable law and the Company’s bylaws with respect to the Executive’s Service. During the Executive’s Employment, the Company shall maintain directors’ and officers’ liability insurance for the Executive’s benefit on terms and conditions no less favorable than the terms and conditions generally applicable to the Company’s other senior executives. The Company’s obligations under this Section 3(b) shall survive termination of the Executive’s Service and also termination or expiration of this Agreement.
          4. Business Expenses. During his Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall promptly reimburse the Executive for such expenses upon presentation of appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.
          5. Term of Employment.
               (a) Employment-at-Will. The Company and the Executive hereby acknowledge that the Executive’s Employment is at-will. The Company may terminate the Executive’s Employment with or without Cause, by giving the Executive thirty (30) days’ advance notice in writing. The Executive may terminate his Employment by giving the Company thirty (30) days’ advance notice in writing. The Executive’s Employment shall terminate automatically in the event of his death.
               (b) Rights Upon Termination. Upon the termination of the Executive’s Employment for any reason (including death or Disability (as defined below)), the Executive shall be entitled to the compensation, benefits and reimbursements described in this Agreement through the effective date of the termination (the “Termination Date”), and the Company shall make the following payments to the Executive (or his beneficiary) on his

Termination Date: (i) all unpaid salary and unpaid vacation accrued through the Termination Date, (ii) any accrued, unpaid bonuses for any fiscal year of the Company ended prior to the Termination Date and (iii) any unreimbursed business expenses. The Executive may also be eligible for other post-Employment payments and benefits as provided in this Agreement or pursuant to other agreements or plans with the Company. Upon the Termination Date, the Executive shall have no further rights to receive compensation or benefits from the Company except as set forth in Section 6 and pursuant to the terms of any benefit plans (including without limitation any equity compensation plans) of the Company in which the Executive is a participant.
          6. Termination Benefits.
               (a) Severance Pay. If there is an Involuntary Termination (as defined below) of the Executive’s Employment, then subject to the Executive’s execution, delivery and non-revocation of a Release (defined below) within the time period described below, following the Executive’s “separation from service” within the meaning of Section 409A, the Company shall pay the Executive a single lump sum of cash in an amount equal to the sum of twelve (12) months of the Executive’s then annual Base Compensation (not giving effect to any reduction in Base Compensation made in connection with such Involuntary Termination or giving rise to Good Reason). The cash lump sum amount payable under this Section 6(a) shall be made to the Executive on the first payroll date in the month following the month containing the Release Deadline. The Executive shall also receive the benefits provided in Sections 6(b) and 6(c), and all such payments and benefits shall not be subject to mitigation or offset (except as specified in Section 6(b)). In order to be entitled to receive the severance described in this Section 6(a) (including the benefits provided in Sections 6(b), 6(c) and, if applicable, 6(d)), the Executive must execute, deliver and not revoke the Release within forty-five (45) calendar days following the Executive’s separation from service (the date that is forty-five (45) calendar days following the Executive’s separation from service is the “Release Deadline”). The Company shall furnish the Release to the Executive on the date of his Involuntary Termination. The “Release” shall be a general release of all litigation and other claims by the Executive and on Executive’s behalf in a form satisfactory to the Company. Notwithstanding the foregoing, if the Executive’s Involuntary Termination occurs in 2008, an amount of the severance pay otherwise payable under this Section 6(a) in a lump sum equal to the amount that would have been payable under the Prior Agreement (had it been in effect on the date of such Involuntary Termination) shall instead be paid in twelve (12) equal monthly installments commencing on the first payroll date in the month following the month containing the Release Deadline.
               (b) Health Insurance. If the Executive is entitled to receive the severance payment in Section 6(a), and if the Executive elects to continue his (and his dependents’) health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then the Company shall pay up to twelve (12) months of the Executive’s monthly premium under COBRA, provided that the Company’s obligation to pay the monthly premium shall cease at such time as the Executive commences receiving substantially equivalent health insurance coverage in connection with new employment and that the Company may require that the Executive substantiate his COBRA coverage.

               (c) Equity Vesting. If the Executive is entitled to receive the payments in Section 6(a), then the time-based vesting restrictions shall immediately lapse on an additional number of shares of Company common stock under all of the Executive’s outstanding Compensatory Equity that is equal to the number of shares that would have time-vested if the Executive had continued in employment for twelve (12) additional months following the Termination Date. In addition, the Executive shall have three (3) months following the Termination Date to exercise any of his outstanding Compensatory Equity (subject to the original term duration of each equity grant).
               (d) Effect of Change in Control. If there is an Involuntary Termination of the Executive’s Employment (i) within the period beginning three (3) months before and ending twelve (12) months after a Change in Control (as defined below) or (ii) more than three (3) months prior to a Change in Control but in connection with a Change in Control (each, a “Qualifying Change in Control Termination”), then the vesting restrictions shall immediately lapse on all of the Executive’s Compensatory Equity provided that the Executive executes, delivers, and does not revoke the Release as described in Section 6(a). In addition, in the event of a Qualifying Change in Control Termination, the Executive will be entitled to all benefits described in Sections 6(a) and 6(b) of this Agreement subject to the same terms and conditions and payment dates described above, except that (x) the cash payment amount under Section 6(a) shall be an amount equal to the sum of fifteen (15) months of the Executive’s then annual Base Compensation (not giving effect to any reduction in Base Compensation made in connection with such Involuntary Termination or giving rise to Good Reason) and (y) the Company’s payment of monthly COBRA premiums under Section 6(b) shall be for up to fifteen (15) months. For purposes of the preceding sentence, an Involuntary Termination shall be deemed to be in connection with a Change in Control if such termination (i) is required by the merger agreement, purchase agreement or other instrument relating to such Change in Control or (ii) is made at the express request of the other party (or parties) to the transaction constituting such Change in Control.
               (e) Parachute Payments. In the event that the payments and benefits provided for in this Agreement and the payments and/or benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are hereinafter collectively referred to as the “Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and (ii) but for this Section 6(e), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then the Benefits shall either be:
               (i) delivered in full, or
               (ii) delivered as to such lesser extent which would result in no portion of such Benefits being subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of Benefits, notwithstanding that all or some portion of such Benefits may be subject to the Excise Tax. If applicable, in order to effectuate the Limited Amount, the Company shall first reduce those Benefits which are payable in cash and then reduce non-cash payments, in each case in reverse order beginning with Benefits which are to be paid the farthest in time from the date of determination that the Benefits will be limited by (e)(ii) above. Any calculations and determinations required under this Section 6(e) shall be made in writing by the Company’s independent auditor (the “Accountant”) whose determination shall be conclusive and binding. The Executive and the Company shall furnish the Accountant such documentation as the Accountant may reasonably request in order to make a determination. The Company shall pay for all costs that the Accountant may reasonably incur in connection with performing any calculations contemplated by this Section 6(e).
               (f) “Change in Control” Definition. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:
          (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization;
          (ii) the consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (1) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (2) to a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company or (3) to a continuing or surviving entity described in subsection (i) in connection with a merger, consolidation or corporate reorganization which does not result in a Change in Control under subsection (i));
          (iii) a change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either (1) had been directors of the Company on the date twenty-four (24) months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (2) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved;
          (iv) the consummation of any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least thirty-five percent (35%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this subsection, the term “person” shall have the same meaning as when used in sections 13(d)

and 14(d) of the Exchange Act but shall exclude:
          (1) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company;
          (2) a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company;
          (3) the Company; and
          (4) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company; or
          (v) a complete winding up, liquidation or dissolution of the Company.
          For purposes of this Section 6(f), a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.
               (g) “Cause” Definition. For all purposes under this Agreement, “Cause” shall mean any of the following committed by the Executive:
          (i) Willful failure to follow the reasonable and lawful directions of the Board;
          (ii) Conviction of a felony (or a plea of guilty or nolo contendere by the Executive to a felony) that materially harms the Company;
          (iii) Acts of fraud, dishonesty or misappropriation committed by the Executive;
          (iv) Willful misconduct by the Executive in the performance of the Executive’s material duties required by this Agreement; or
          (v) A material breach of this Agreement.
          The foregoing is an exclusive list of the acts or omissions that shall be considered “Cause” for the termination of the Executive’s Employment by the Company. With respect to the acts or omissions set forth in clauses (i), (iii), (iv) and (v) above, (x) the Board shall provide the Executive with thirty (30) days’ advance written notice detailing the basis for the termination of Employment for Cause, (y) during the 30-day period after the Executive has received such notice, the Executive shall have an opportunity to cure such alleged Cause events and to present his case to the full Board (with the assistance of his own counsel) before any termination for Cause is finalized by a vote of a majority of the Board and (z) the Executive shall continue to receive the compensation and benefits provided by this Agreement during the 30-day cure period. In addition, no act or failure to act of the Executive shall be willful or intentional if performed in good faith with the reasonable belief that the action or inaction was in the best interest of the Company.
               (h) “Involuntary Termination” Definition. For all purposes under this Agreement, “Involuntary Termination” shall mean any of the following: (i) termination of the Executive’s Employment by the Company without Cause or (ii) the Executive’s resignation of Employment for Good Reason.
               (i) “Good Reason” Definition. For all purposes under this Agreement, “Good Reason” shall mean any of the following that occurs without the Executive’s prior written consent: (i) a material diminution in Executive’s authority, duties, or responsibilities, (ii) a material diminution in the Executive’s Base Compensation, other than any such reduction which is a part of, and generally consistent with, a general reduction of officer or employee salaries, (iii) any material breach by the Company of any material provision of this Agreement, or (iv) a refusal by the Executive, following a request by the Company, to relocate to a facility or location more than forty (40) miles from the Company’s current location; provided, that (A) the Executive provides notice to the Company of the existence of the applicable condition described in this Section 6(i) within 90 days of the initial existence of the condition and the Company fails to remedy the condition within 30 days thereafter and (B) within the sixty (60) day period immediately following such failure to remedy, the Executive elects to terminate his employment for Good Reason; provided, however, that none of the foregoing shall constitute Good Reason to the extent that the Executive has agreed in writing to such material change, reduction, breach or refusal.
               (j) “Disability” Definition. For all purposes under this Agreement, “Disability” shall mean the Executive’s incapacity due to physical or mental illness to perform his full-time duties with the Company for a continuous period of three months or an aggregate of six (6) months in any eighteen (18) month period.
          7. Non-Solicitation, Non-Compete and Non-Disparagement.
               (a) Non-Solicitation. During the period commencing on the date of this Agreement and continuing until the first anniversary of the Termination Date, the Executive shall not directly or indirectly, personally or through others, solicit, recruit, or attempt to solicit or recruit any employee, agent, licensor, content provider, supplier, distributor, customer or partner of the Company to curtail, cancel or terminate such employment, agency or business relationship that it has with the Company or its affiliates.
               (b) Non-Compete. During the period commencing on the date of this Agreement and continuing until the first anniversary of the Termination Date, the Executive shall not directly or indirectly, personally or through others, own, manage, operate, control, participate in, perform services for, make any investment in, assist, or otherwise carry on, the Company business or any business that directly competes with the Company business (other than in the course of performing duties to Company or any of its affiliates as an employee or other service provider). Notwithstanding the foregoing, nothing contained in this Section 7(b) shall limit or otherwise affect the ability of the Executive to own not more than 1.0% of the outstanding capital stock of any entity that is engaged in a business competitive with Company, provided that such investment is a passive investment and the Executive is not directly or indirectly involved in the management or operation of such business or otherwise providing consulting services to such business.
               (c) Confidential Information. Except as required in the good faith opinion of the Executive in connection with the performance of the Executive’s duties hereunder or as specifically set forth in this Section 7(e), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, business plans, designs, marketing or other business strategies, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The Company and the Executive stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Upon termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, designs, marketing or other business strategies, products or processes, provided that the Executive may retain his rolodex, address book and similar information.
               (d) Confidential Information, Invention Assignment, Non-Competition and Arbitration Agreement. Sections 7(a), 7(b) and 7(c) hereinabove shall be in addition to and not in lieu of Sections 2 and 9 of the Confidential Information, Invention Assignment, Non-Competition and Arbitration Agreement, dated August 12, 2008 between the Executive and the Company.
               (e) Non-Disparagement. The Executive and the Company mutually agree not to disparage or defame, in writing or orally, the other party, and as applicable, its or his services, products, subsidiaries and affiliates, and/or their respective directors, officers, employees, agents, family members, successors and assigns. This non-disparagement provision shall not apply to statements made by non-management employees of the Company, so long as such statements did not originate from and were not induced or encouraged (directly or indirectly) by an officer, director or management employee of the Company. Notwithstanding the foregoing, nothing in this Section 7(e) shall limit the ability of the Company or the Executive, as applicable, to provide truthful testimony as required by law or any judicial or administrative process.

               (e) Remedies. Without limiting the right of the Company to pursue all other legal and equitable rights available to the for violation of the provisions of this Section 7 by the Executive, it is agreed that (i) other remedies cannot fully compensate the Company for such a violation, (ii) such a violation will cause the Company irreparable harm which may not be adequately compensated by money damages and (iii) the Company shall each be entitled to temporary, preliminary and permanent injunctive or other equitable relief, without proving actual damages or posting a bond therefore, to prevent a violation, continuing violation or threatened violation of the provisions of this Section 7.
          8. Successors.
               (a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.
               (b) Employee’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
          9. Section 409A of the Internal Revenue Code. In the event that the Company determines that any of the benefits payable under this Agreement would violate Section 409A, then the Company and the Executive shall, in good faith, agree to implement adjustments needed to comply with Section 409A. Additionally, notwithstanding anything contained in this Agreement to the contrary, if the Executive is deemed by the Company at the time of the Executive’s “separation from service” to be a “specified employee,” each within the meaning of Section 409A, any compensation or benefits to which the Executive becomes entitled under this Agreement (or any agreement or plan referenced in this Agreement) in connection with such separation that are subject to Section 409A shall not be made or commence until the date which is six (6) months after the Executive’s “separation from service” (or, if earlier, the Executive’s death). Such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Executive, including (without limitation) the additional twenty percent (20%) tax for which the Executive would otherwise be liable under Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any compensation or benefits which would have otherwise been paid during that period (whether in a single lump sum or in installments) in the absence of this Section 9 shall be paid to the Executive or the Executive’s beneficiary in one lump sum.
          10. Repayment Provisions. If the Company is required to prepare an accounting restatement due to its material noncompliance, as a result of the Executive’s misconduct, with any financial reporting requirement under United States securities laws, then, and only if Section 304 of the Sarbanes-Oxley Act of 2002, or a successor provision, is then in effect, the Company may require the Executive to reimburse the Company for (a) any bonus or other incentive-based or equity-based compensation received by the Executive from the

Company during the 12-month period following the first public issuance or filing with the Securities Exchange Commission (whichever first occurs) of the financial documents embodying such financial reporting requirement and (b) any profits realized from the sale of securities of Company during such 12-month period.
          11. Miscellaneous Provisions.
               (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
               (b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
               (c) Whole Agreement. Except for those agreements or plans referenced herein (including without limitation any Employee Benefits Plans in which the Executive is a participant in as of the Effective Date), this Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to the subject matter hereof. In the event of any conflict in terms between this Agreement and any other agreement executed by and between the Executive and the Company, the terms of this Agreement shall prevail and govern.
               (d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
               (e) Reporting Requirements. As the Executive is a Section 16 officer, the Company will assist the Executive and facilitate the Executive’s compliance with applicable Section 16 reporting requirements.
               (f) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of Washington (except their provisions governing the choice of law).
               (g) Severability; Blue-Penciling. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect. Furthermore, it is the intent, agreement and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant or promise in this Agreement is found to be unreasonable and for that or any other reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the minimum extent necessary to make it enforceable by such court or agency; provided further that any such court or agency shall have the power to modify such provision, to the extent necessary to make it enforceable (for the maximum duration and geographic scope permissible), and such provision as so modified shall be enforced.
               (h) Assignment. The Company may assign its rights under this Agreement to any entity that expressly in writing assumes the Company’s obligations hereunder in connection with any sale or transfer of all or substantially all of the Company’s assets to such entity.
               (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

/s/ Scott C. Stromatt
Scott C. Stromatt, M.D.

Trubion Pharmaceuticals, Inc.
By:	/s/ Peter A. Thompson
	Name:	Peter A. Thompson
	Title:	President and Chief Executive Officer

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